FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES            FIRST QUARTER 2006 RESULTS

HOUSTON, Texas (April 20, 2006) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2006 first quarter earnings of $13.9 million, or $0.36 per diluted share compared with net income of $18.0 million, or $0.47 per diluted share, for the same period last year.

Operating cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $29.6 million for the 2006 first quarter compared with $35.3 million for the 2005 first quarter. See reconciliation to Generally Accepted Accounting Principles in table below.

Deliveries for the 2006 first quarter were 1.9 million barrels of oil, or 21,046 barrels of oil per day (Bopd), and 4.5 billion cubic feet, or 50 million cubic feet per day (MMcfpd), of natural gas for a combined total production of 2.6 million barrels of oil equivalent. Production for the same period last year was 2.5 million barrels of oil, or 28,117 Bopd, and 7.3 billion cubic feet, or 81 MMcfpd, of natural gas for a combined total production of 3.7 million barrels of oil equivalent.

The Company received an average of $28.79 per barrel of oil for 2006 first quarter sales, an increase of $7.64 per barrel, compared with the $21.15 per barrel average for the same period last year which included the amortization of oil price hedging contracts. The Company receives $1.03 per thousand cubic feet of natural gas delivered to Petroleos de Venezuela, S.A. (PDVSA).

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Financially, the Company had a strong first quarter primarily due to higher oil prices. The continued suspension of the Company’s drilling program resulting from actions taken by the Venezuelan government has caused the Company’s oil and gas deliveries to PDVSA to decline. Oil deliveries from the fields are expected to average approximately 20,000 Bopd, 6,400 net to Harvest, for the 2006 second quarter.”

On March 31, 2006, Harvest Vinccler, C.A. (HVCA) signed a Memorandum of Understanding (MOU) with PDVSA and Corporacion Venezolana del Petroleo S.A. (CVP) to convert its operating service agreement to a mixed company subject to certain conditions. Upon completion of the conversion, a Harvest Natural Resources, Inc. affiliate will own 40 percent of the mixed company (32 percent net to Harvest) and CVP will own the remaining 60 percent. Conversion of the operating service agreement to the mixed company is subject to 1) completion of definitive agreements, 2) finalization of additional consideration, 3) approval by the board of directors of the entities which control HVCA, 4) approval by the shareholders of Harvest and 5) approval by MEP and the Venezuelan National Assembly. Upon completion of the conversion, there will be an adjustment between the parties to obtain the same economic result as if the conversion had been completed on April 1, 2006.

Under the terms of the draft Conversion Contract attached to the MOU, the mixed company will have a 20-year term. In addition, all crude oil production will be sold to a PDVSA affiliate under a reference price intended to reflect the export value to the market for the type of crude delivered with payment in U.S. Dollars. Associated natural gas will be sold at U.S. Dollar denominated price of $1.03 per thousand cubic feet adjusted for royalties, with payment in Venezuelan Bolivars. Under current royalty and tax legislation, the mixed company will pay a 33.3 percent royalty and the income tax rate will be 50 percent. For additional information on the terms of the MOU and Conversion Contract and the risks associated with the timing and outcome of completing the conversion to the mixed company, please refer to pages 13 through 15 and 19 through 20 of the Company’s Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission today.

Edmiston said, “Execution of the MOU represents an important milestone in the successful conversion of the Company’s interests in Venezuela to a mixed company. The Company expects to conclude the conversion agreements, additional consideration arrangements and SENIAT tax resolution soon. Final approval for Harvest’s conversion of its interests to a mixed company would rest with the Company’s shareholders.”

Reconciliation of Non-GAAP measures ($MM)

	Three Months Ended March 31,
	2006	2005
Net cash provided by operating activities	$27.1	$27.1
Changes in operating assets & liabilities	2.5	8.2

Operating cash flow	$29.6	$35.3

Harvest will hold an earnings conference call today at 10:00 a.m. Central Time to discuss 2006 first quarter results. To access the call, dial 785-832-2422, conference ID: Harvest, five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-7324. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2005 Annual Report on Form 10-K and subsequent reports.”

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)
March 31,	December 31,
2006	2005
ASSETS:

CURRENT ASSETS:
Cash and equivalents	$185.7	$163.0
Accounts receivable, net	69.3	71.7
Deferred income taxes	3.1	3.1
Prepaid expenses and other	1.8	2.1

Total current assets	259.9	239.9

OTHER ASSETS	1.7	1.6

PROPERTY AND EQUIPMENT, net	150.5	159.3

TOTAL ASSETS	$412.1	$400.8

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$3.8	$0.4
Accounts payable, related party	9.3	9.2
Accrued expenses	15.5	21.1
Deferred revenue	9.0	6.7
Income taxes payable	13.6	18.9
Current portion of long-term debt	2.6	5.5

Total current liabilities	53.8	61.8

LONG TERM DEBT	—	—

ASSET RETIREMENT PROVISION	2.2	2.1
MINORITY INTEREST	43.7	39.4

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	189.6	188.6
Retained earnings	126.6	112.7
Treasury stock	(3.8)	(3.8)

Total stockholders’ equity	312.4	297.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$412.1	$400.8
-	-	-

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
THREE MONTHS ENDED:	March 31, 2006			March 31, 2005

Barrels of oil sold		1,894			2,530
MMCF of gas sold		4,506			7,267
Total BOE		2,645			3,741
Average price/barrel		$28.79			$21.15
Average price/mcf		$1.03			$1.03

	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$54,531			$53,501
Gas sales		4,641			7,485
		59,172	22.37		60,986	16.30

EXPENSES:
Operating expenses		8,569	3.24		8,888	2.38
Depletion and amortization		9,904	3.74		11,170	2.99
Depreciation		402	0.15		499	0.13
General and administrative		6,869	2.60		5,022	1.34
Taxes other than on income		2,399	0.91		1,721	0.46
		28,143	10.64		27,300	7.30

INCOME FROM OPERATIONS		31,029	11.73		33,686	9.00

OTHER NON-OPERATING INCOME (EXPENSE)
Investment income and other		2,061	0.78		539	0.14
Interest expense		(119)	(0.04)		(242)	(0.06)
Net gain (loss) on exchange rates		(2)	—		2,757	0.74
		1,940	0.74		3,054	0.82

INCOME FROM CONSOLIDATED COMPANIES
BEFORE INCOME TAXES AND MINORITY INTERESTS		32,969	12.47		36,740	9.82
Income tax expense		14,762	5.58		13,533	3.62

INCOME BEFORE MINORITY INTERESTS		18,207	6.89		23,207	6.20
Minority interest in consolidated subsidiary companies		4,339	1.64		5,172	1.38

NET INCOME		$13,868	$5.25		$18,035	$4.82

NET INCOME PER COMMON SHARE:
Basic		$0.37			$0.49
Diluted		$0.36			$0.47

Weighted average shares outstanding:
Basic		37.1	million		36.8	million
Diluted		38.5	million		38.6	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, unaudited)
	Three Months Ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2006	2005
Net income	$13,868	18,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	10,306	11,669
Deferred compensation expense	-	(448)
Non-cash compensation-related charges	1,048	856
Minority interest in consolidated subsidiary companies	4,339	5,172
Changes in operating assets and liabilities:
Accounts and notes receivable	2,322	(5,014)
Prepaid expenses and other	336	(834)
Commodity hedging contract	-	3,686
Accounts payable	3,389	(3,703)
Accounts payable, related party	94	(1,952)
Accrued expenses	(5,540)	(7,969)
Deferred revenue	2,248
Provision for asset retirements	24	54
Income taxes payable	(5,327)	7,573
-
Net Cash Provided By Operating Activities	27,107	27,125
-

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment	(1,458)	(6,515)
Investment costs	(95)	(1,104)
Net Cash Provided by (Used In) Investing Activities	(1,553)	(7,619)
-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuances of common stock	15	358
Payments on long-term debt	(2,884)	(1,291)
Net Cash Provided by (Used in) Financing Activities	(2,869)	(933)
-
Net Increase in Cash	22,685	18,573
Cash and Cash Equivalents at Beginning of Period	163,019	84,600
Cash and Cash Equivalents at End of Period	$185,704	$103,173